Exhibit 10.1

SECOND AMENDMENT TO
FOREST OIL CORPORATION PENSION TRUST AGREEMENT
AS AMENDED AND RESTATED JANUARY 1, 2002

WHEREAS, Forest Oil Corporation (the “Company”) has heretofore entered into an agreement with David H. Keyte, Cyrus D. Marter IV, Timothy F. Savoy, and Michael N. Kennedy (or the individuals who preceded them as trustees or Committee members) denominated the Forest Oil Corporation Pension Trust Agreement, as amended and restated as of January 1, 2002 (the “Trust Agreement”); and

WHEREAS, the Company desires to amend the Trust Agreement in certain respects.

NOW, THEREFORE, the parties hereto hereby mutually agree that the Trust Agreement shall be amended as follows, effective as of February 1, 2006:

1.             The third paragraph of Section 1.23 of the Trust Agreement shall be deleted and the following shall be substituted therefor:

“The Committee shall furnish an explanation regarding the standard form of benefit and the Sections 3.02, 3.03 and 5.02 election to each Participant no less than thirty days before the end of the election period described below (unless such thirty-day period is waived by an affirmative election in accordance with the Code and applicable Treasury regulations) and no more than ninety days before his pension payments commence.  The furnished explanation shall be written in nontechnical language in a manner calculated to be understood by the average Participant and shall satisfy the requirements of Section 417(a)(3) of the Code and the Treasury regulations thereunder.  Specifically, the furnished explanation shall contain either (a) certain specific information relating to the benefits available under the Plan to the particular Participant that satisfies the requirements of Treasury regulation section 1.417(a)(3)-1(c) or (b) generally applicable information in lieu of specific Participant information provided that the information provided satisfies the requirements of Treasury regulation section 1.417(a)(3)-1(d) and the Participant has the right to request additional information regarding the Participant’s benefits under the Plan as provided in applicable Treasury regulations.

Unless a simplified or alternative method of presentation is permitted under Treasury regulation section 1.417(a)(3)-1(c), the furnished explanation described in alternative (a) of the preceding sentence shall generally provide the following specific information relating to each of the optional forms of benefit presently available under the Plan to the Participant:  (1) a description of the form of benefit, (2) a description of the eligibility conditions for the form of benefit, (3) a description of the financial effect of electing the form of benefit (i.e., the amount payable under the form of benefit to the Participant during the Participant’s lifetime and the amount payable after the death of the Participant), (4) a description of the relative value of the optional form of benefit compared to the value of the standard form of benefit in the manner described in Treasury regulation 1.417(a)(3)-1(c)(2), and (5) a description of any other material features of the form of benefit.

Unless a simplified or alternative method of presentation is permitted under Treasury regulation section 1.417(a)(3)-1(d), the furnished explanation described in alternative (b) of the third sentence of this Paragraph shall generally provide the following information relating to the standard form of benefit and each other optional form of benefit generally available under the Plan:  (i) a description of the form of benefit, (ii) a description of the eligibility conditions for the form of benefit, (iii) a description of the financial effect of electing the form of benefit (i.e., the amount payable under the form of benefit to the Participant during the Participant’s lifetime and the amount payable after the death of the Participant) (provided, however, that in lieu of providing a statement of the financial effect of electing an optional form of benefit or a comparison of relative values based on the actual age and benefit of the Participant, the explanation may include a chart or other comparable device showing the financial effect and relative value of the optional forms of benefit in accordance with Treasury regulation section 1.417(a)(3)-1(d)(2)(i) and which is accompanied with explanations and statements required under such regulation), (iv) the amount payable to the Participant expressed in the form of a pension commencing at his Normal Retirement Date or commencing immediately, (v) a statement that offers to provide the Participant upon his request to the Committee a statement of financial effect and a comparison of relative values that is specific to the Participant for any presently available optional form of benefit and how he may request such information, and (vi) a statement that, upon the Participant’s request to the Committee, he may obtain the specific items of Participant-specific information described in Treasury regulation section 1.417(a)(3)-1(c) with respect to any or all of the optional forms of benefits available under the Plan to the Participant with a Pension Starting Date for which the explanation applies and how he may request such information.

The period of time during which a Participant may make or revoke the election described in this Section above, shall be the ninety-day period ending on the later of the date such Participant’s pension payments commence or the thirtieth day after the information required by this Paragraph has been furnished to the Participant; provided, however, that a Participant may affirmatively elect (with spousal consent if required) to waive the requirement that such information be provided at least thirty days before the end of the election period so long as the election period does not end, and the Participant’s benefit hereunder does not commence, until at least eight days after the information required by this Paragraph has been furnished to the Participant.  In the event of such waiver, the election period shall end on the later of the date of the waiver or the eighth day after the information required by this Paragraph has been furnished to the Participant, and payment of the Participant’s benefit shall commence as soon as administratively feasible thereafter.”

2.             As amended hereby, the Trust Agreement is specifically ratified and reaffirmed.

EXECUTED this 10th day of May, 2006.

EMPLOYEE BENEFITS COMMITTEE

/s/ DAVID H. KEYTE
David H. Keyte, Chairman

/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV

/s/ TIMOTHY F. SAVOY
Timothy F. Savoy

/s/ MICHAEL N. KENNEDY
Michael N. Kennedy